CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Kiora Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Kiora Pharmaceuticals, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is December 28, 2004, and was amended and restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 18, 2015, as amended by (i) a Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 10, 2018 and effective as of that date, (ii) a Certificate of Amendment to the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 28, 2019 and effective as of August 30, 2019, (iii) a Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 25, 2020 and effective as of that date, (iv) a Certificate of Ownership and Merger Merging Kiora Pharmaceuticals, Inc. with and into EyeGate Pharmaceuticals, Inc., which included a change of the name of EyeGate Pharmaceuticals, Inc. to Kiora Pharmaceuticals, Inc., as filed with the Secretary of State of the State of Delaware on November 5, 2021 and effective as of November 8, 2021, and (v) a Certificate of Amendment to Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 23, 2022 (as amended and restated, the “Certificate”).

THIRD: The Corporation hereby amends the Certificate as follows:

The first sentence of ARTICLE IV, Subsection (A) of the Certificate is hereby deleted in its entirety and amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000, consisting of 150,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Kiora Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its president and chief executive officer this 1st day of May, 2024.

KIORA PHARMACEUTICALS, INC.

By: /s/ Brian M. Strem, Ph.D.
Name:  Brian M. Strem, Ph.D.
Title: President and Chief Executive Officer